News Release

CDI Corp. Reports Third Quarter 2009 Results and Announces Dividend
Results Include Charge of $12.3 Million Related to Previously Disclosed OFT Decision

Philadelphia (October 29, 2009) - CDI Corp. (NYSE:CDI) today reported financial results for the third quarter ended September 30, 2009 and announced a quarterly cash dividend.

For the quarter ended September 30, 2009, the company reported a net loss of $12.2 million, or $0.64 per diluted share, versus $8.1 million in net earnings, or $0.41 per diluted share, in the prior-year quarter.

Third quarter 2009 results include a $12.3 million pre-tax charge (£7.6 million) associated with the previously-disclosed fine imposed by the United Kingdom’s Office of Fair Trading (OFT).  This  fine is not tax deductible.  Additionally, the current quarter results include $0.8 million in pre-tax severance charges.  Excluding these charges, net earnings for the third quarter 2009 were $0.6 million, or $0.03 per diluted share.  Third quarter 2008 net earnings included $3.3 million in foreign research and development tax credits and $0.5 million in pre-tax costs associated with these credits.

Third quarter 2009 revenue declined 20.6% (17.6% in constant currency) to $223.7 million compared to revenue of $281.9 million in the prior-year quarter.

The company also announced a quarterly cash dividend of $0.13 per share to be paid on November 25, 2009 to all shareholders of record as of November 12, 2009.

“We were encouraged by a sequential uptick in revenue in the third quarter of 2009 of 3.8% versus the second quarter,” said President and Chief Executive Officer, Roger H. Ballou.  “Historically, revenue remains relatively flat in the third quarter versus the second indicating that our business development efforts are beginning to build momentum in what appears to be a stabilizing economy.

“We did continue some staff reductions during the third quarter resulting in the additional severance charges which were primarily associated with support and back-office positions. While we anticipate some further severance charges in the fourth quarter, we expect to see that process end in the fourth quarter if the economy remains on its current path of slow recovery.”

Business Segment Discussion

CDI Engineering Solutions (ES) revenue declined 19.7% (18.3% in constant currency) versus the year-ago quarter driven by continued weakness in the Process & Industrial vertical – particularly in the chemical and oil & gas sectors somewhat offset by organic growth in the Government Services vertical.  Operating profit declined by 53.8% to $3.0 million versus the year-ago quarter driven primarily by reductions in higher-margin project engineering and permanent placement revenue.  ES operating profit for the quarter also included $0.3 million in severance charges as well as $0.3 million in operating losses associated with the company's ownership in joint ventures.

Management Recruiters International, Inc. revenue declined 31.4% versus the year-ago quarter, reflecting continued weakness in royalty revenue (driven by a decline in permanent placement activity by franchise offices) as well as declines in new franchise sales and contract staffing.  Operating profit declined by 73.1% on a year-over-year basis primarily due to the decline in higher-margin royalties.

UK-based AndersElite (Anders) revenue declined 52.2% (44.5% in constant currency) versus the year-ago quarter driven by continued weakness in both permanent placement and contract staffing in the UK construction industry.  Anders reported an operating loss of $13.4 million (including the aforementioned $12.3 million OFT fine) versus a year-ago operating profit of $1.4 million.  Third quarter operating profit also reflects a decline in higher-margin permanent placement revenue (which has stabilized on a sequential basis) and $0.1 million in severance charges.

CDI IT Solutions third quarter revenue increased by 11.4% versus the year-ago quarter reflecting new account wins as well as additional sales from existing accounts across most industry segments.  Operating profit increased to $1.8 million versus the prior-year level of $0.3 million reflecting operating leverage as well as effective cost controls during the quarter.

Corporate Summary

Corporate overhead costs decreased by 8.1% on a year-over-year basis primarily related to lower professional services expenses and other cost control efforts somewhat offset by severance costs of $0.3 million.

"CDI ended the quarter with $70.5 million in cash and cash equivalents," said Ballou.  "With our cash on hand and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital spending, shareholder dividends and potential strategic acquisitions."

Business Outlook

"We are encouraged by current bid activity in our Engineering Solutions segment and continued strength in business development efforts in IT Solutions," said Ballou.  "Due to these factors, we expect that the rate of year-over-year revenue decline in the fourth quarter could decrease to the range of 12% to 16%.  As a result of the relative weakness of the US dollar compared to the year-ago quarter, we anticipate that in constant currency our revenue decline could be higher – likely in the range of 14% to 18%."

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com.  An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like  "anticipates," "believes," "expects," "may," "will," "could," "should", intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: continued weakness in general economic conditions and levels of capital spending by customers in the industries that we serve; further weakness in the financial and capital markets which may result in the postponement or cancellation of our customers' capital projects or the inability of our customers to pay our fees; loss of business and/or other adverse customer consequences as a result of the U.K. Office of Fair Trading decision; credit risks associated with our customers; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

###

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

Revenue	$223,673	$281,865	$215,426	$667,751	$864,956

Cost of service	179,782	219,279	171,147	532,154	663,533

Gross profit	43,891	62,586	44,279	135,597	201,423

Operating and administrative expenses (a)	55,464	55,766	43,751	147,293	172,884

Operating profit (loss)	(11,573)	6,820	528	(11,696)	28,539

Other income (expense), net	(51)	1,065	(143)	65	2,926

Equity in losses from affiliated companies	(278)	-	(279)	(859)	-

Earnings (loss) before income taxes	(11,902)	7,885	106	(12,490)	31,465

Income tax expense (benefit)	280	(241)	50	556	8,436

Net earnings (loss)	(12,182)	8,126	56	(13,046)	23,029

Less: loss attributable to the noncontrolling interest	(10)	-	(3)	(13)	-

Net earnings (loss) attributable to CDI	$(12,172)	$8,126	$59	$(13,033)	$23,029

Diluted net earnings (loss) per share	$(0.64)	$0.41	$0.00	$(0.69)	$1.14

Average diluted number of shares	18,944	20,066	19,062	18,927	20,312

	September 30,	June 30,	December 31,	September 30,
Selected Balance Sheet Data:	2009	2009	2008	2008

Cash and cash equivalents	$70,531	$77,932	$61,761	$77,484

Accounts receivable, net	$187,727	$182,277	$193,338	$213,970

Current assets	$277,144	$277,903	$273,293	$316,051

Total assets	$385,802	$388,530	$383,199	$430,976

Current liabilities	$91,595	$81,014	$79,993	$95,714

CDI shareholders' equity	$281,942	$295,765	$291,385	$322,339

Noncontrolling interest	$138	$152	$-	$-

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
Selected Cash Flow Data:	2009	2008	2009	2009	2008

Depreciation and amortization expense	$2,791	$3,101	$2,844	$8,529	$8,799

Capital expenditures	$740	$3,496	$2,225	$4,686	$9,454

Dividends paid	$2,463	$2,598	$2,463	$7,391	$7,881

Free cash flow for the quarter ended September 30, 2009 is shown below:
Net cash used in operating activities	$(1,784)
Less: capital expenditures	(740)
Less: dividends paid	(2,463)
Free cash flow	$(4,987)

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
Selected Earnings and Other Financial Data:	2009	2008	2009	2009	2008

Revenue	$223,673	$281,865	$215,426	$667,751	$864,956

Gross profit	$43,891	$62,586	$44,279	$135,597	$201,423

Gross profit margin	19.6%	22.2%	20.6%	20.3%	23.3%

Operating and administrative expenses as a percentage of revenue	24.8%	19.8%	20.3%	22.1%	20.0%

Corporate expenses	$4,018	$4,372	$3,667	$12,120	$13,777

Corporate expenses as a percentage of revenue	1.8%	1.6%	1.7%	1.8%	1.6%

Operating profit margin	-5.2%	2.4%	0.3%	-1.8%	3.3%

Effective income tax rate	-2.4%	-3.1%	47.2%	-4.5%	26.8%

After-tax return on shareholders’ equity (b)	-5.5%	9.6%	1.1%

Pre-tax return on net assets (c)	-7.2%	20.1%	2.2%

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
Selected Segment Data:	2009	2008	2009	2009	2008

Engineering Solutions
Revenue	$121,864	$151,754	$118,456	$368,875	$461,006
Gross profit	22,623	30,152	23,265	71,055	97,452
Gross profit margin	18.6%	19.9%	19.6%	19.3%	21.1%

Operating profit (d)	2,969	6,430	3,497	9,915	26,204
Operating profit margin	2.4%	4.2%	3.0%	2.7%	5.7%

Management Recruiters International
Revenue	$12,468	$18,184	$13,233	$40,322	$57,216
Gross profit	6,395	10,326	6,498	19,948	31,553
Gross profit margin	51.3%	56.8%	49.1%	49.5%	55.1%

Operating profit	823	3,063	470	1,297	8,806
Operating profit margin	6.6%	16.8%	3.6%	3.2%	15.4%

AndersElite
Revenue	$26,559	$55,558	$25,517	$80,110	$177,543
Gross profit	4,215	11,876	3,954	13,068	41,069
Gross profit margin	15.9%	21.4%	15.5%	16.3%	23.1%

Operating profit (loss)	(13,380)	1,389	(1,930)	(16,509)	5,653
Operating profit margin	-50.4%	2.5%	-7.6%	-20.6%	3.2%

IT Solutions
Revenue	$62,782	$56,369	$58,220	$178,444	$169,191
Gross profit	10,658	10,232	10,562	31,526	31,349
Gross profit margin	17.0%	18.2%	18.1%	17.7%	18.5%

Operating profit	1,755	310	1,879	4,862	1,653
Operating profit margin	2.8%	0.6%	3.2%	2.7%	1.0%

	For the three months ended			For the nine months ended
Engineering Solutions Revenue	September 30,		June 30,	September 30,
by Vertical:	2009	2008	2009	2009	2008

CDI Process and Industrial	$85,346	$113,764	$81,135	$257,087	$355,030
CDI Government Services	22,698	20,844	22,163	66,755	61,946
CDI Aerospace	13,820	17,146	15,158	45,033	44,030

Total Engineering Solutions Revenue	$121,864	$151,754	$118,456	$368,875	$461,006

(a) Includes a $12.3 million charge (  £7.6 million) associated with the fine imposed by the United Kingdom's Office of Fair Trading for the three and nine months ended September 30, 2009.

(b) Current quarter combined with the three preceding quarters' net earnings attributable to CDI divided by the average CDI shareholders’ equity.

(c) Current quarter combined with the three preceding quarters' pre-tax earnings divided by the average net assets.  Net assets include total assets minus total liabilities excluding cash, external debt and income tax accounts.

(d) Includes $278, $279 and $859 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended September 30, 2009, the three months ended June 30, 2009 and the nine months ended September 30, 2009, respectively.